Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 23, 2017	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2017

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the financial holding company for Peoples Bank (the “Bank”), reported an earnings increase of 3.8% for the nine months ended September 30, 2017, compared to the same period for 2016. Net income totaled $7.1 million for the nine months ended September 30, 2017, compared to $6.8 million for the nine months ended September 30, 2016.

The earnings of $7.1 million for the nine months ended September 30, 2017, represent $2.47 earnings per basic and diluted share. For the first nine months of 2017, the return on average assets (ROA) was 1.04% and the return on average equity (ROE) was 10.54%. At September 30, 2017, the Bancorp’s assets totaled $916.3 million.

“Strong year to date results come from the overall execution of the Bancorp’s strategic plan. ROA was up 1 basis point from the prior period, and reflects overall enhancements to income. The Bank also added to its lending and wealth management teams, paving the way for further growth in the future,” said Benjamin Bochnowski, president & chief executive officer. “We continue to grow our capital base, which we feel provides us ample resources to support our growth goals.”

“The Bancorp’s earnings increase for the first nine months of 2017 was supported by its ability to profitably grow net interest income. For the current year, the net interest margin on a tax equivalent basis is 3.84%. Commercial loan growth of 5.8% and well managed funding costs contributed to the strong net interest margin,” said Robert Lowry, chief financial officer. “Asset quality remains strong, as nonperforming loans to total loans remains under 1.00%.”

For the three months ended September 30, 2017, the Bancorp’s net income totaled $2.2 million, compared to $2.3 million for the three months ended September 30, 2016, a decrease of 3.4%. The net income of $2.2 million for the three months ended September 30, 2017 represents $0.78 earnings per basic and diluted share. For the three months ended September 30, 2017, the ROA was 0.98% and the ROE was 9.80%.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $22.9 million for the nine months ended September 30, 2017, compared to $22.5 million for the nine months ended September 30, 2016, an increase of $469 thousand or 2.1%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.84% for the nine months ended September 30, 2017, compared to 3.86% for the nine months ended September 30, 2016. For the three months ended September 30, 2017, net interest income totaled $7.8 million, compared to $7.6 million for the three months ended September 30, 2016 for an increase of $190 thousand or 2.5%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.86% for the three months ended September 30, 2017, compared to 3.82% for the three months ended September 30, 2016.

Noninterest Income

Noninterest income from banking activities totaled $5.8 million for the nine months ended September 30, 2017, compared to $5.7 million for the nine months ended September 30, 2016, an increase of $125 thousand or 2.2%. For the three months ended September 30, 2017, noninterest income from banking activities totaled $2.1 million, compared to $2.2 million for the three months ended September 30, 2016, a decrease of $112 thousand or 5.1%. During 2017, the Bancorp has seen increases in its noninterest income from banking services and securities sales. Also during 2017, noninterest income from mortgage loan sales decreased due to lower sales volume. In addition, income from wealth management operations decreased due to book value changes of assets under management and the timing of one-time fees.

Noninterest Expense

Noninterest expense totaled $19.3 million for the nine months ended September 30, 2017, compared to $18.6 million for the nine months ended September 30, 2016, an increase of $658 thousand or 3.5%. For the three months ended September 30, 2017, noninterest expense totaled $6.9 million, compared to $6.5 million for the three months ended September 30, 2016, an increase of $377 thousand or 5.8%. During 2017, the Bancorp has seen increases in its noninterest expense from costs related to third-party services, foreclosure and collection activity, marketing of brand and financial services, and increased compensation related to annual salary adjustments. Decreases in noninterest expense for 2017 were realized for occupancy costs and deposit insurance premiums.

Lending

The Bancorp’s loan portfolio totaled $608.0 million at September 30, 2017, compared to $583.7 million at December 31, 2016, an increase of $24.3 million or 4.2%. During the first nine months of 2017, the Bancorp originated $246.0 million in new loans. During the nine months ended September 30, 2017, the Bancorp saw its commercial real estate, construction and land development, multifamily, HELOCs and government loan balances increase. During the nine months ended September 30, 2017, $32.7 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $883 thousand. The loan portfolio represents 70.8% of earning assets and is comprised of 65.9% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $243.6 million at September 30, 2017, compared to $233.6 million at December 31, 2016, an increase of $9.9 million or 4.2%. The securities portfolio represents 28.3% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $14.1 million at September 30, 2017, compared to $45.1 million at December 31, 2016, a decrease of $31.0 million. The decrease in cash and cash equivalents is mostly a result of short-term deposits from local municipalities received in December 2016 and withdrawn as planned during 2017.

Funding

At September 30, 2017, core deposits totaled $584.7 million, compared to $594.1 million at December 31, 2016, a decrease of $9.4 million or 1.6%. Core deposits include checking, savings, and money market accounts and represented 77.2% of the Bancorp’s total deposits at September 30, 2017. The decrease in core deposits is primarily related to the previously mentioned planned withdrawal of short-term municipal deposits. During the nine months ended September 30, 2017, balances for consumer, business and not for profit core accounts increased by $12.1 million. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the continued low interest rate environment. At September 30, 2017, balances for certificates of deposit totaled $172.8 million, compared to $185.7 million at December 31, 2016, a decrease of $12.8 million or 6.9%. In addition, at September 30, 2017, borrowings and repurchase agreements totaled $57.4 million, compared to $39.8 million at December 31, 2016, an increase of $17.5 million or 44.0%. During 2017, management has replaced high cost certificate of deposit with lower cost borrowings to manage short-term liquidity needs.

Asset Quality

At September 30, 2017, non-performing loans totaled $5.6 million, compared to $6.1 million at December 31, 2016, a decrease of $516 thousand or 8.5%. The Bancorp’s ratio of non-performing loans to total loans was 0.92% at September 30, 2017, compared to 1.05% at December 31, 2016. The decrease in the ratio of non-performing loans for 2017 is related to a partial charge-off totaling $829 thousand for a pool of investor owned residential real estate loans. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.08% at September 30, 2017, compared to 1.10% at December 31, 2016.

For the nine months ended September 30, 2017, $722 thousand in provisions to the ALL were required, compared to $846 thousand for the nine months ended September 30, 2016, a decrease of $124 thousand or 14.7%. The ALL provision for the current nine-month period is primarily a result of overall loan portfolio growth. For the nine months ended September 30, 2017, charge-offs, net of recoveries, totaled $1.4 million, compared to charge-offs, net of recoveries of $295 thousand for the nine months ended September 30, 2016. Of the $1.4 million in charge-offs, net of recoveries for 2017, $1.2 million was for loans with specific reserves of the allowance for loan losses at December 31, 2016. The net loan charge-offs for the first nine months of 2017 were comprised of $911 thousand in residential real estate loans, $48 thousand in consumer loans, $344 thousand in commercial business loans, and $60 thousand in home equity loans. At September 30, 2017, the allowance for loan losses totaled $7.1 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.16% at September 30, 2017, compared to 1.32% at December 31, 2016. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 126.3% at September 30, 2017, compared to 126.1% at December 31, 2016.

Capital Adequacy

At September 30, 2017, shareholders’ equity stood at $91.1 million, and tangible capital represented 9.4% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2017 were 14.1% for total capital to risk-weighted assets, 13.0% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.6% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $31.82 per share at September 30, 2017.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Return on equity	9.80%	10.67%	10.54%	10.63%
Return on assets	0.98%	1.03%	1.04%	1.03%
Basic earnings per share	$0.78	$0.81	$2.47	$2.38
Diluted earnings per share	$0.78	$0.81	$2.47	$2.38
Yield on loans	4.50%	4.45%	4.42%	4.48%
Yield on security investments	2.59%	2.43%	2.60%	2.50%
Total yield on earning assets	3.94%	3.86%	3.89%	3.90%
Cost of deposits	0.27%	0.24%	0.26%	0.24%
Cost of borrowings	1.30%	1.01%	1.22%	1.00%
Total cost of funds	0.32%	0.29%	0.30%	0.30%
Net interest margin - tax equivalent	3.86%	3.82%	3.84%	3.86%
Noninterest income / average assets	0.91%	0.97%	0.86%	0.86%
Noninterest expense / average assets	3.03%	2.90%	2.83%	2.81%
Net noninterest margin / average assets	-2.12%	-1.93%	-1.97%	-1.95%
Efficiency ratio	70.34%	67.05%	66.93%	66.01%
Effective tax rate	18.46%	21.32%	19.51%	21.96%
Dividend declared per common share	$0.29	$0.28	$0.87	$0.83

	September 30,
	2017	December 31,
	(Unaudited)	2016
Net worth / total assets	9.94%	9.21%
Book value per share	$31.82	$29.41
Non-performing assets to total assets	1.08%	1.10%
Non-performing loans to total loans	0.92%	1.05%
Allowance for loan losses to non-performing loans	126.31%	126.10%
Allowance for loan losses to loans outstanding	1.16%	1.32%
Foreclosed real estate to total assets	0.20%	0.29%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Interest income:
Loans	$6,828	$6,664	$19,931	$19,654
Securities & short-term investments	1,603	1,505	4,850	4,581
Total interest income	8,431	8,169	24,781	24,235
Interest expense:
Deposits	518	445	1,475	1,315
Borrowings	141	142	361	444
Total interest expense	659	587	1,836	1,759
Net interest income	7,772	7,582	22,945	22,476
Provision for loan losses	165	262	722	846
Net interest income after provision for loan losses	7,607	7,320	22,223	21,630
Noninterest income:
Fees and service charges	843	763	2,404	2,143
Wealth management operations	459	423	1,267	1,280
Gain on sale of securities, net	213	283	758	700
Gain on sale of loans held-for-sale, net	412	579	883	1,120
Increase in cash value of bank owned life insurance	119	118	349	354
Gain on sale of foreclosed real estate, net	2	6	95	80
Other	27	15	64	18
Total noninterest income	2,075	2,187	5,820	5,695
Noninterest expense:
Compensation and benefits	4,094	3,901	10,847	10,534
Occupancy and equipment	845	900	2,542	2,768
Data processing	364	343	1,092	1,005
Marketing	135	108	469	352
Federal deposit insurance premiums	84	135	242	403
Other	1,403	1,161	4,061	3,533
Total noninterest expense	6,925	6,548	19,253	18,595
Income before income taxes	2,757	2,959	8,790	8,730
Income tax expenses	509	631	1,715	1,917
Net income	$2,248	$2,328	$7,075	$6,813

        NorthWest Indiana Bancorp

        Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)
	September 30, 2017	December 31,	Change	Mix
	(Unaudited)	2016	%	%
Total assets	$916,347	$913,626	0.3%	n/a
Cash & cash equivalents	14,128	45,109	-68.7%	n/a
Securities - available for sale	243,552	233,625	4.2%	n/a

Loans receivable:
Residential real estate	$171,667	$173,262	-0.9%	28.2%
Home equity	35,357	32,575	8.5%	5.8%
Commercial real estate	203,388	195,438	4.1%	33.5%
Construction and land development	53,983	38,937	38.6%	8.9%
Multifamily	37,402	36,086	3.6%	6.2%
Consumer	383	524	-26.9%	0.1%
Commercial business	75,954	77,299	-1.7%	12.5%
Government	29,830	29,529	1.0%	4.9%
Total loans	$607,964	$583,650	4.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$118,797	$111,800	6.3%	15.7%
Interest bearing checking	165,390	176,349	-6.2%	21.8%
Savings	132,397	127,626	3.7%	17.5%
Money market	168,151	178,332	-5.7%	22.2%
Total core deposits	584,735	594,107	-1.6%	77.2%
Certificates of deposit	172,825	185,664	-6.9%	22.8%
Total deposits	$757,560	$779,771	-2.8%	100.0%

Borrowings and repurchase agreements	$57,367	$39,826	44.0%
Stockholder's equity	91,127	84,108	8.3%

Asset Quality	September 30,
(Dollars in thousands)	2017	December 31,	Change
	(Unaudited)	2016	%
Nonaccruing loans	$5,209	$5,605	-7.1%
Accruing loans delinquent more than 90 days	380	500	-24.0%
Securities in non-accrual	2,259	1,689	33.7%
Foreclosed real estate	1,805	2,665	-32.3%
Total nonperforming assets	$9,653	$10,459	-7.7%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$725	$1,236	-41.3%
ALL general allowances for loan portfolio	6,334	6,462	-2.0%
Total ALL	$7,059	$7,698	-8.3%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	246	-100.0%
Accruing troubled debt restructurings	325	60	441.7%
Total troubled debt restructurings	$325	$306	6.2%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

	At September 30, 2017 Actual Ratio (Unaudited)	Required To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.0%	6.5%
Tier 1 capital to risk-weighted assets	13.0%	8.0%
Total capital to risk-weighted assets	14.1%	10.0%
Tier 1 capital to adjusted average assets	9.6%	5.0%

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.7%	6.5%
Tier 1 capital to risk-weighted assets	12.7%	8.0%
Total capital to risk-weighted assets	13.8%	10.0%
Tier 1 capital to adjusted average assets	9.4%	5.0%